TeraWulf Reports Third Quarter 2025 Results
Transformational quarter marked by rapid HPC expansion, strategic growth, and long-term financings to support rapid scaling of HPC platform.
Reaffirms growth strategy targeting 250–500 MW of new contracted capacity annually.
EASTON, Md. – November 10, 2025 – TeraWulf Inc. (Nasdaq: WULF) (“TeraWulf” or the “Company”), which owns and operates vertically integrated, next-generation digital infrastructure primarily powered by low-carbon energy, today announced its financial results for the third quarter ended September 30, 2025 as well as an update on its operations and business strategy.
TeraWulf delivered a transformational third quarter, executing major commercial, operational, and financial milestones that position the Company as a leader in sustainable high-performance computing (HPC) infrastructure. In the third quarter and into the fourth quarter, the Company commenced recurring HPC lease revenue, signed more than $17 billion in long-term, credit-enhanced customer contracts, and completed over $5 billion in long-term financings to support its rapidly expanding platform.
Execution and Expansion Into New HPC Campus
At its flagship Lake Mariner Campus in Barker, New York, TeraWulf continues to build one of North America’s largest and most sustainable HPC campuses. As of September 30, 2025, the site has energized 245 MW of Bitcoin-mining capacity and 22.5 MW of HPC capacity. Through subsidiaries La Lupa Data LLC and Akela Data LLC, the Company executed more than 520 MW of long-term HPC leases across multiple enterprise and hyperscale customers.
Under the Core42 leases, La Lupa will deliver 72.5 MW of GPU-optimized capacity with approximately $1.1 billion in contracted revenue over ten years. In August, Akela executed three ten-year Fluidstack leases, backed by Google, providing 450 MW of capacity and approximately $6.7 billion in contracted revenue. These leases, scheduled to be delivered in phases through 2026, are financed and benefit from Google credit enhancement, creating durable, infrastructure-style cash flows.
TeraWulf expanded its national footprint with the formation of the Abernathy Joint Venture in Texas, through its subsidiary Big Country Wulf LLC, partnering again with Fluidstack and Google. The Abernathy Campus is initially designed for 240 MW of capacity with potential site expansion to 600 MW. The venture, in which TeraWulf holds up to a 51% controlling interest, includes a 25-year lease with Fluidstack, backed by a $1.3 billion Google credit enhancement, and the right to develop future phases leveraging existing transmission infrastructure. TeraWulf also secured up to a 51% interest in a future approximately 200 MW Fluidstack-led project, further strengthening its long-term growth pipeline.
Strengthened Capital Foundation
The third quarter and continuing into the fourth quarter marked a step-change in the Company’s financial profile. In August, TeraWulf completed a $1.0 billion offering of 1.00% Convertible Notes due 2031. Subsequent to quarter-end, the Company closed a $3.2 billion private offering of 7.75% Senior Secured Notes due 2030, financed the Lake Mariner HPC buildout. TeraWulf also completed a $1.025 billion offering of 0.00% Convertible Notes due 2032 to fund its equity contribution to the Abernathy JV and enhance parent-level liquidity. Together, these financings provide long-term capital to support TeraWulf’s continued growth and scale.

Pipeline and Future Growth
TeraWulf continues to build on its strong foundation with a disciplined approach to expansion. In August, the Company signed an 80-year lease at its Cayuga site in Upstate New York, establishing the framework for large-scale HPC deployment beginning in 2027. The Abernathy JV provides meaningful embedded expansion potential, both on campus and through additional projects with Fluidstack and Google, while the Company’s in-house development pipeline includes several opportunities approaching realization.
Reflecting confidence in its growing customer base and site portfolio, TeraWulf reaffirmed its target of 250–500 MW critical IT load of new HPC lease signings annually, supported by significant pipeline visibility and accelerating demand for low-cost, low-carbon compute capacity.
Third Quarter 2025 and Subsequent Highlights
•Executed three ten-year Fluidstack leases at Lake Mariner totaling approximately $6.7 billion in contracted lease payments, backed by a $3.2 billion Google credit enhancement.
•Formed Abernathy JV with Fluidstack and Google to develop 240 MW of HPC capacity with potential site expansion to 600 MW, under a 25-year lease backed by $1.3 billion of Google credit support.
•Completed over $5 billion of long-term financings, funding Lake Mariner and providing equity for the Abernathy JV.
•Secured up to a 51% ownership interest in a future Fluidstack-led approximately 200 MW project on substantially similar commercial terms.
•Signed an 80-year lease at Cayuga site in Lansing, NY for HPC deployment beginning in 2027.
•Achieved Q3 2025 revenue of $50.6 million, including $7.2 million in initial HPC lease revenue.
•Ended the quarter with $712.8 million of cash, cash equivalents and restricted cash.
Management Commentary
“The third quarter into the fourth has been remarkably busy for TeraWulf,” said Paul Prager, Chief Executive Officer. “We expanded our partnership with Fluidstack and Google at Lake Mariner and extended that relationship into the Southwest Power Pool with the Abernathy joint venture. These transactions demonstrate the strength of our platform and the trust that world-class technology partners place in our ability to execute. Our portfolio of scalable, low-carbon sites provides a powerful foundation to continue expanding in both existing and new markets.”
Prager continued, “We are squarely focused on execution while advancing the next phase of growth for 2027 and beyond. The Cayuga lease, the expansion optionality embedded in Abernathy, and our in-house pipeline, where several projects are approaching realization, all underscore the depth of our opportunity set and the durability of our long-term strategy.”
Sean Farrell, Chief Operating Officer, added, “At Lake Mariner, execution remains our top priority. We delivered WULF Den and CB-1 in the third quarter, with CB-2 nearing completion. Construction at Akela continues to progress rapidly as we move through key HPC delivery milestones. Across the portfolio, our focus is on achieving efficient, de-risked execution for our tenants and building the reliability that defines our operating advantage.”
Patrick Fleury, Chief Financial Officer, said, “Over the past several months, we have completed more than $5 billion in capital formation, underscoring investor confidence in our business model and growth trajectory. The success of our recent secured note offering provides a blueprint for how we intend to fund and scale our platform going forward. We remain committed to disciplined capital allocation and creating long-term value for our shareholders.”
Financial Results and Liquidity
Revenue for the third quarter increased 87% year-over-year to $50.6 million, driven by a higher average bitcoin price, expanded mining capacity, and the commencement of HPC lease revenue. Cost of revenue, exclusive of depreciation, rose 17% year-over-year to $17.1 million, reflecting increased utilization and modestly higher power costs in Upstate New York.
As of September 30, 2025, the Company held $712.8 million in cash, cash equivalents, and restricted cash. Total outstanding debt was approximately $1.5 billion, consisting primarily of Convertible Notes due 2030 and 2031. As of November 7, 2025, TeraWulf had 418.7 million shares of common stock outstanding.
Investor Conference Call and Webcast
The Company will host its earnings conference call and webcast for the third quarter ended September 30, 2025, today, November 10, 2025, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call will be available for replay in the “Events & Presentations” section of the Company’s website at https://investors.terawulf.com/events-and-presentations/.
About TeraWulf
TeraWulf develops, owns, and operates environmentally sustainable, industrial-scale data center infrastructure in the United States, purpose-built for high-performance computing (HPC) hosting and bitcoin mining. Led by a team of veteran energy infrastructure entrepreneurs, TeraWulf is committed to innovation and operational excellence, with a mission to lead the market in large-scale digital infrastructure by serving both its own compute requirements and those of top-tier HPC clients as a trusted hosting partner.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include statements concerning anticipated future events and expectations that are not historical facts. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “goal,” “target,” “aim,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “seek,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “strategy,” “opportunity,” “predict,” “should,” “would” and other similar words and expressions, although the absence of these words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are based on the current expectations and beliefs of TeraWulf’s management and are inherently subject to a number of factors, risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, risks, uncertainties and assumptions, including, among others: (1) the ability to mine bitcoin profitably; (2) our ability to attract additional customers to lease our HPC data centers; (3) our ability to perform under our existing data center lease agreements; (4) changes in applicable laws, regulations and/or permits affecting TeraWulf’s operations or the industries in which it operates; (5) the ability to implement certain business objectives, including its bitcoin mining and HPC data center development, and to timely and cost-effectively execute related projects; (6) failure to obtain adequate financing on a timely basis and/or on acceptable terms with regard to expansion or existing operations; (7) adverse geopolitical or economic conditions, including a high inflationary environment, the implementation of new tariffs and more restrictive trade regulations; (8) the potential of cybercrime, money-laundering, malware infections and phishing and/or loss and interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage (and the costs associated with any of the foregoing); (9) the availability and cost of power as well as electrical infrastructure equipment necessary to maintain and grow the business and operations of TeraWulf; and (10) other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. TeraWulf does not assume any obligation to publicly update any forward-looking statement after it was made, whether as a result of new information, future events or otherwise, except as required by law or regulation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the SEC, which are available at www.sec.gov.
Investors:
Investors@terawulf.com

Media:
media@terawulf.com

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024
(In thousands, except number of shares and par value; unaudited)

	September 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$711,315	$274,065
Accounts receivable	3,506	475
Digital assets	492	476
Prepaid expenses	2,955	2,493
Other receivables	8,409	3,799
Other current assets	2,427	123
Total current assets	729,104	281,431
Property, plant and equipment, net	861,778	411,869
Goodwill	55,457	—
Operating lease right-of-use asset	105,067	85,898

Finance lease right-of-use asset	120,100	7,285
Restricted cash	1,439	—
Deferred charges	572,943	—
Other assets	8,557	1,028
TOTAL ASSETS	$2,454,445	$787,511

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$62,281	$24,382
Accrued construction liabilities	51,971	16,520
Accrued compensation	6,216	4,552
Accrued interest	6,868	2,559
Accrued lessor costs	42,813	—
Other accrued liabilities	4,217	2,414
Share based liability due to related party	10,747	—
Other amounts due to related parties	145	1,391
Current portion of deferred rent liability	50,653	—
Current portion of operating lease liability	1,993	25
Current portion of finance lease liability	2	2
Current portion of warrant liabilities	467,945	—
Total current liabilities	705,851	51,845
Deferred rent liability, net of current portion	35,504	—
Operating lease liability, net of current portion	22,813	3,427
Finance lease liability, net of current portion	290	292
Convertible notes	1,060,167	487,502
Warrant liabilities, net of current portion	371,603	—
Other liabilities	10,876	—
TOTAL LIABILITIES	$2,207,104	$543,066

Commitments and Contingencies (See Note 12)

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 100,000,000 authorized at September 30, 2025 and December 31, 2024; 9,558 and 9,566 issued and outstanding at September 30, 2025 and December 31, 2024, respectively; aggregate liquidation preference of $13,567 and $12,609 at September 30, 2025 and December 31, 2024, respectively	$9,265	$9,273
Common stock, $0.001 par value, 950,000,000 and 600,000,000 authorized at September 30, 2025 and December 31, 2024, respectively; 439,214,244 and 404,223,028 issued and outstanding at September 30, 2025 and December 31, 2024, respectively	439	404
Additional paid-in capital	1,256,260	685,261

Treasury stock at cost, 24,468,750 and 18,568,750 at September 30, 2025 and December 31, 2024, respectively	(151,509)	(118,217)
Accumulated deficit	(867,114)	(332,276)
Total stockholders' equity	247,341	244,445
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,454,445	$787,511
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(In thousands, except number of shares and loss per common share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenue:
Digital asset revenue	$43,375	$27,059	$125,416	$105,066
HPC lease revenue	7,203	—	7,203	—
Total revenue	50,578	27,059	132,619	105,066

Costs and expenses:
Cost of revenue (exclusive of depreciation shown below)	17,123	14,660	63,770	42,986
Operating expenses	2,921	729	6,104	2,311
Operating expenses – related party	1,582	856	4,805	2,619
Selling, general and administrative expenses	16,550	8,502	73,119	29,904
Selling, general and administrative expenses – related party	126	2,976	7,989	8,399
Depreciation	26,502	15,643	60,862	44,864
Gain on fair value of digital assets, net	(338)	(951)	(355)	(1,580)
Change in fair value of contingent consideration	8,797	—	10,397	—
Impairment of property, plant, and equipment	—	355	—	355
Loss on disposals of property, plant, and equipment, net	1,987	—	5,818	—
Total costs and expenses	75,250	42,770	232,509	129,858

Operating loss	(24,672)	(15,711)	(99,890)	(24,792)
Interest expense	(9,830)	(409)	(17,891)	(16,779)
Change in fair value of warrant and derivative liabilities	(424,642)	—	(424,642)	—
Loss on extinguishment of debt	—	(4,273)	—	(6,300)

Interest income	4,094	339	7,585	1,286
Loss before income tax and equity in net income of investee	(455,050)	(20,054)	(534,838)	(46,585)
Income tax benefit	—	—	—	—
Equity in net (loss) income of investee, net of tax	—	(2,679)	—	3,363
Net loss	$(455,050)	$(22,733)	$(534,838)	$(43,222)

Loss per common share:
Basic and diluted	$(1.13)	$(0.06)	$(1.37)	$(0.13)

Weighted average common shares outstanding:
Basic and diluted	401,559,291	382,086,768	390,602,067	337,999,865
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(In thousands; unaudited)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(534,838)	$(43,222)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt issuance costs, commitment fees and accretion of debt discount	7,112	10,931
Related party expense settled with respect to common stock	2,375	—
Stock-based compensation expense	44,323	14,181
Depreciation	60,862	44,864
Amortization of right-of-use asset	2,602	755
Revenue recognized from digital assets mined and hosting services	(125,416)	(104,461)
Gain on fair value of digital assets, net	(355)	(1,580)
Proceeds from sale of digital assets	—	97,559
Digital assets paid as consideration for services	—	278
Change in fair value of contingent consideration	10,397	—
Impairment of property, plant, and equipment	—	355
Loss on disposals of property, plant, and equipment, net	5,818	—
Change in fair value of warrant and derivative liabilities	424,642	—
Loss on extinguishment of debt	—	6,300
Equity in net income of investee, net of tax	—	(3,363)
Changes in operating assets and liabilities:

Increase in accounts receivable	(3,052)	—
(Increase) decrease in prepaid expenses	(3,275)	1,449
Increase in other receivables	(4,555)	(3,382)
(Increase) decrease in other current assets	(107)	336
Increase in deferred charges	(57,462)	—
Increase in other assets	(200)	(148)
(Decrease) increase in accounts payable	(5,651)	499
Increase in accrued lessor costs	42,813	—
Increase (decrease) in accrued compensation, accrued interest and other accrued liabilities	4,144	(2,499)
Decrease in other amounts due to related parties	(620)	(515)
Increase in deferred rent liability	86,157	—
Decrease in operating lease liability	(299)	(35)
Increase in other liabilities	9,576	—
Net cash (used in) provided by operating activities	(35,009)	18,302

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of and deposits on plant and equipment	(445,199)	(114,307)
Proceeds from sales of plant and equipment	8,828	—
Acquisition of a business, net of cash acquired	(21,731)	—
Proceeds from sale of digital assets	125,775	31,911
Net cash used in investing activities	(332,327)	(82,396)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	—	(139,401)
Payments of prepayment fees associated with early extinguishment of long-term debt	—	(1,261)
Proceeds from issuance of convertible notes, net of issuance costs paid of $24,671 and $0	975,329	—
Payments of debt issuance costs	(1,098)	—
Principal payments on finance lease	(9,158)	—
Proceeds from insurance premium and property, plant and equipment financing	—	211
Principal payments on insurance premium and property, plant and equipment financing	—	(2,103)
Payment for settlement of preferred stock conversion	(12)	—
Proceeds from issuance of common stock, net of issuance costs paid of $0 and $663	—	188,715
Proceeds from exercise of warrants	3,129	4,193
Purchase of capped calls	(100,600)	—
Purchase of treasury stock	(33,292)	—

Payments of tax withholding related to net share settlements of stock-based compensation awards	(28,273)	(16,761)
Net cash provided by financing activities	806,025	33,593

Net change in cash and cash equivalents	438,689	(30,501)
Cash, cash equivalents and restricted cash at beginning of period	274,065	54,439
Cash, cash equivalents and restricted cash at end of period	$712,754	$23,938

Cash paid during the period for:
Interest	$7,119	$6,955
Income taxes	$—	$—
Non-GAAP Measure
The Company presents Adjusted EBITDA, which is not a measurement of financial performance under generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines non-GAAP “Adjusted EBITDA” as net loss adjusted for: (i) impacts of interest, taxes, depreciation and amortization; (ii) stock-based compensation expense, amortization of right-of-use asset, related party expense settled with respect to Common Stock, which are noncash items that the Company believes are not reflective of its general business performance and for which the accounting requires management judgment, and the resulting expenses could vary significantly in comparison to other companies; (iii) equity in net income of investee, net of tax, related to Nautilus; (iv) interest income which management believes is not reflective of the Company’s ongoing operating activities; (v) acquisition-related transaction costs which management believes is not reflective of the Company’s ongoing operating activities; and (vi) change in fair value of contingent consideration, change in fair value of warrant and derivative liabilities, loss on extinguishment of debt and loss on disposals of property, plant and equipment, which are not reflective of the Company’s general business performance. The Company’s Adjusted EBITDA also included the impact of distributions from investee received in bitcoin related to a return on the Nautilus investment, which management believes, in conjunction with excluding the impact of equity in net income of investee, net of tax, is reflective of assets available for the Company’s use in its ongoing operations as a result of its investment in Nautilus.
Management believes that providing this non-GAAP financial measure allows for meaningful comparisons between the Company's core business operating results and those of other companies, and provides the Company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time. In addition to management's internal use of non-GAAP Adjusted EBITDA, management believes that adjusted EBITDA is also useful to investors and analysts in comparing the Company’s performance across reporting periods on a consistent basis. Management believes the foregoing to be the case even though some of the excluded items involve cash outlays and some of them recur on a regular basis (although management does not believe any of such items are normal operating expenses necessary to generate the Company’s bitcoin related revenues). For example, the Company expects that share-based compensation expense, which is excluded from Adjusted EBITDA, will continue to be a significant recurring expense over the coming years and is an important part of the compensation provided to certain employees, officers, directors and consultants. Additionally, management does not consider any of the excluded items to be expenses necessary to generate the Company’s bitcoin related revenue.

The Company's Adjusted EBITDA measure may not be directly comparable to similar measures provided by other companies in the Company’s industry, as other companies in the Company’s industry may calculate non-GAAP financial results differently. The Company's Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP and should not be considered as an alternative to net loss or any other measure of performance derived in accordance with U.S. GAAP. Although management utilizes internally and presents Adjusted EBITDA, the Company only utilizes that measure supplementally and does not consider it to be a substitute for, or superior to, the information provided by U.S. GAAP financial results. Accordingly, Adjusted EBITDA is not meant to be considered in isolation of, and should be read in conjunction with, the information contained in the Company’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP.
The following table is a reconciliation of the Company’s non-GAAP Adjusted EBITDA to its most directly comparable U.S. GAAP measure (i.e., net loss) for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(455,050)	$(22,733)	$(534,838)	$(43,222)
Adjustments to reconcile net loss to non-GAAP Adjusted EBITDA:
Equity in net income of investee, net of tax	—	2,679	—	(3,363)
Distributions from investee, related to Nautilus	—	3,395	—	22,482
Income tax benefit	—	—	—	—
Interest income	(4,094)	(339)	(7,585)	(1,286)
Loss on extinguishment of debt	—	4,273	—	6,300
Change in fair value of warrant and derivative liabilities	424,642	—	424,642	—
Interest expense	9,830	409	17,891	16,779
Loss on disposals of property, plant, and equipment, net	1,987	—	5,818	—
Change in fair value of contingent consideration	8,797	—	10,397	—
Depreciation	26,502	15,643	60,862	44,864
Amortization of right-of-use asset	1,167	252	2,602	755
Stock-based compensation expense	4,345	2,408	44,323	14,181
Related party expense settled with respect to common stock	—	—	2,375	—
Acquisition-related transaction costs	—	—	1,475	—
Non-GAAP Adjusted EBITDA	$18,126	$5,987	$27,962	$57,490